UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) has entered into an agreement to acquire a shopping center containing 82,033 of rentable square feet located at 161 Electric Road in Salem, Virginia (the “Property”). On September 14, 2010, an affiliate of the Company’s sub-advisor, Phillips Edison Group LLC (the “Affiliate”), entered into a purchase agreement with Lakeside Plaza, LLC, a Virginia limited liability company, to purchase the Property. On October 28, 2010, the Affiliate assigned this purchase agreement to the Company’s indirect, wholly owned subsidiary for $200,000, which is the amount of the deposit made by the Affiliate under the purchase agreement. The seller is not affiliated with the Company or the Affiliate.

The contract purchase price for the Property is $8.75 million, excluding closing costs. If the purchase is consummated, the Company expects that the purchase price will be funded from financing proceeds and the proceeds of its initial public offering. The Property is approximately 99% leased and is anchored by a Kroger grocery store.

The consummation of the purchase of the Property is subject to substantial conditions. The consummation of this acquisition generally will depend upon:

•	the satisfaction of customary closing conditions;

•	no material adverse change occurring related to the Property; and

•	the Company’s obtaining the necessary financing to fund the acquisition.

Other assets may be identified in the future that the Company may acquire before or instead of the investment described above. At the time of filing, the Company cannot make any assurances that the closing of this investment will occur.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 27, 2010, R. Mark Addy has been appointed Chief Operating Officer of the Company. Mr. Addy has served as Chief Operating Officer for Phillips Edison, a co-sponsor of the Company, since 2004. Mr. Addy received his bachelor’s degree in environmental science and chemistry from Bowling Green State University in 1984 and his law degree from the University of Toledo in 1987. He served Phillips Edison as Senior Vice President from 2002 until 2004, when he became Chief Operating Officer. Prior to joining Phillips Edison, Mr. Addy practiced law with Santen & Hughes in the areas of commercial real estate, financing and leasing, mergers and acquisitions and general corporate law from 1987 until 2002. Mr. Addy served as President of Santen & Hughes from 1996 through 2002.

The appointment of Mr. Addy was not made pursuant to any arrangement or understanding between him and any other person. The Company does not directly compensate its officers for services rendered to the Company. Other than his affiliation with Phillips Edison and its affiliates and the Company’s ongoing relationship with them, Mr. Addy does not have any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is a party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: November 2, 2010	By:	/s/ John Bessey
John Bessey
President